Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 2 to the Company's Registration Statement on Form S-4 (No. 333-139594) of Argyle Security Acquisition Corporation of our report dated March 2, 2007, relating to our audits of the consolidated financial statements of ISI Detention Contracting Group, Inc. and Subsidiaries.

Padgett, Stratemann & Co. LLP.

Certified Public Accountants
San Antonio, Texas
March 21, 2007